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                                                                  EXHIBIT 10.18













                             GAS GATHERING AGREEMENT

                                     BETWEEN

                  BEAR PAW ENERGY INC., A COLORADO CORPORATION

                                       AND

                   PENNACO ENERGY, INC., A NEVADA CORPORATION















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

                                      INDEX

I.       DEFINITION AND DEDICATION                                                        1
II.      CONSTRUCTION OF PIPELINE GATHERING SYSTEM                                        2
III.     QUANTITY AND DELIVERY OF GAS                                                     4
IV.      SERVICE RATES AND CHARGES                                                        4
V.       NOMINATIONS AND DELIVERY TERMS                                                   6
VI.      STATEMENTS AND PAYMENTS                                                          9
VII.     NOTICES                                                                         10
VIII.    TERM                                                                            11
IX.      SPECIAL PROVISIONS                                                              11
X.       MISCELLANEOUS                                                                   12

         EXHIBIT A - APPENDIX - GENERAL TERMS AND CONDITIONS

1.       DEFINITIONS                                                                    1.A
2.       POINTS OF DELIVERY, PRESSURE AND OWNERSHIP                                     2.A
3.       RESERVATIONS AND COVENANTS OF PRODUCER                                         3.A
4.       PRODUCER'S WARRANTIES                                                          4.A
5.       EASEMENTS                                                                      4.A
6.       PIPELINE LOSS                                                                  4.A
7.       GAS MEASUREMENT AND QUALITY                                                    4.A
8.       ALLOCATION OF GAS                                                              6.A
9.       PRODUCER'S REPRESENTATIVE                                                      7.A
10.      REGULATORY BODIES                                                              7.A
11.      FORCE MAJEURE                                                                  7.A
12.      DEFAULTS                                                                       8.A
13.      UNECONOMIC WELL CONNECTIONS                                                    9-A
14.      UNECONOMIC OPERATION OF GATHERER'S FACILITIES                                  9.A
15.      LITIGATION - ATTORNEY'S FEES                                                   9.A
16.      DAMAGES                                                                        9.A
17.      GENERAL                                                                        9.A

         EXHIBIT B - SUBJECT LANDS                                                      B.1
         EXHIBIT C - AREA OF MUTUAL INTEREST                                            C.1
         EXHIBIT D - POINTS OF DELIVERY                                                 D.1
         EXHIBIT E - REDELIVERY POINTS                                                  E.1
         EXHIBIT F - CONFIDENTIALITY AGREEMENT
         NOMINATION SCHEDULE


                             GAS GATHERING AGREEMENT


         This Gas Gathering Agreement ("Agreement") is entered into and effective as of this 1st day of February, 1999, ("the Effective Date"), by and between PENNACO ENERGY, INC., a Nevada corporation ("Producer"), and BEAR PAW ENERGY INC., a Colorado corporation, ("Gatherer").

                                    RECITALS

         A. Producer owns, controls or is agent for an undivided interest in certain oil and gas leases, coal bed methane leases and agreements, wells and/or lands which produce natural gas/methane from coal seams in Campbell County, Wyoming, as set forth on Exhibit B attached hereto and incorporated herein by reference (the "Subject Lands"), and wishes to drill natural gas wells to further develop its coalbed methane gas reserves.

         B. Producer desires to produce and deliver Gas from the Subject Lands to Gatherer and Gatherer desires to receive and gather from Producer said Gas, all on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the above recitals and the mutual promises, covenants, commitments, and agreements herein contained, Producer and Gatherer agree as follows:

                                    ARTICLE I
                           DEFINITIONS AND DEDICATION

         A. The definitions specified in the Appendix to this Agreement set forth as Exhibit A (the "Appendix") are incorporated herein by reference, unless the context of this Agreement shall require otherwise. In the event of any conflict between the terms as set out in the body of this Agreement and those set out in the Appendix, the terms in the body of this Agreement shall control. The terms defined within this Agreement are, as follows:

            "APPENDIX" shall have the meaning set forth in Article I.A.

            "CONNECT" shall have the meaning set forth in Article II.F.

            "DUE DATE" shall have the meaning set forth in Article VI.B.

            "EFFECTIVE DATE" shall have the meaning set forth above.

            "GISB" shall have the meaning, as set forth in Article V.A.

            "INITIAL FACILITIES" shall have the meaning as set forth in
            Article IV.B. I

            "MASTER METER" shall have the meaning as set forth in Article II.F.

            "POINTS OF DELIVERY" shall have the meaning set forth in
            Article 2.A of the Appendix.

            "REDELIVERY POINTS" shall have the meaning set forth in Exhibit E.

            "SUBJECT LANDS" shall have the meaning set forth in Recital A.

            "WELLHEAD METERING FACILITY" shall have the meaning set forth in
            Article II.F.

         B. Subject to the terms and conditions of this Agreement, Producer hereby commits and dedicates to the performance of this Agreement all of its interest in the Subject Lands, without limitation, as set forth on Exhibit B hereto and all of Producer's Gas reserves thereunder, for the life of the production from the Subject Lands, together with any extensions, renewals or modifications of the Subject Lands, whether now owned or hereafter acquired during the term of this Agreement.

         C. The Parties hereto agree to establish an Area of Mutual Interest ("AMI") as depicted on Exhibit C, attached hereto and incorporated herein by reference. Producer agrees to dedicate to Gatherer, under the terms contained in this Agreement, all interest currently owned or subsequently acquired by Producer in lands and/or leases in the AMI whether or not they are described on Exhibit B hereto. Gatherer agrees to receive and gather all of Producer's Gas produced from the AMI subject to the terms and conditions set forth in this Agreement.

         D. Gatherer shall gather Producer's Gas from the Point(s) of Delivery and shall redeliver thermally equivalent volumes at the Redelivery Points, less Fuel, water, and Pipeline Loss as provided in this Agreement. Gatherer shall have the right but not the obligation to commingle Gas delivered hereunder with Gas gathered by Gatherer for other producers provided that Producer's Gas is gathered on a priority basis. However, in the event capacity on a downstream pipeline is restricted, Producer's Gas will be redelivered as dictated by the downstream pipeline.

                                   ARTICLE II
                    CONSTRUCTION OF PIPELINE GATHERING SYSTEM

         A. Gatherer agrees to complete the construction of and equip and operate sufficient miles of pipeline gathering facilities to connect all of the wells drilled and produced, or to be drilled and produced, on the Subject Lands by Producer at the Point(s) of Delivery described on Exhibit D. The original design of the pipeline gathering facilities to be completed by Gatherer is intended to be as follows:

           Anticipated production of 250 Mcf/d per well
           Nineteen (19) wells from the Swanson Acreage x 250 mcfd = 4,750 mcfd

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           Seventeen (17) wells from the Jim Wolff Acreage x 250 mcfd = 4,250 mcfd
           Twenty (20) wells from the Harry Wolff Acreage x 250 mcfd =
              5,000 mcfd
           Twenty-eight (28) wells from the Hemela Acreage x 250 mcfd = 7,000 mcfd
           Twenty-two (22) wells from the Rourke Acreage x 250 mcfd = 5,500 mcfd
           Compression facilities downstream of the Wellhead Metering
              Facilities to maintain a suction pressure between 0 to 2 psig
           4" SDRI 7 poly pipe from wellhead to Wellhead Metering Facilities

         B. Gatherer shall have the option to make connections on Gatherer's Facilities for new Gas developed and produced and saved by Producer on the Subject Lands described on Exhibit B. If such proposal is to gather such Gas under the terms and conditions set forth in this Agreement, including, but not limited to, the design specifications in Article ILA and the service rates and charges as set forth in Article IV, then such proposal shall be deemed accepted by Producer. Otherwise, throughout the term of this Agreement, within fifteen
(15) Days from receipt of notice of the completion of sufficient deliverable quantities of Gas by Producer on the Subject Lands listed on Exhibit B, Gatherer shall submit a written proposal to Producer to construct and install the necessary facilities to gather said Gas. Producer shall have 30 Days from receipt of such proposal to accept or reject Gatherer's proposal for gathering service hereunder. Failure to respond within the said 30 Day-time period shall be deemed an election by Producer to reject said proposal.

         C. Upon receipt of written acceptance of said proposal by Producer or if such proposal is deemed accepted as provided in Article II.B above, Gatherer shall commence in a commercially reasonable manner construction and installation of the gathering facilities necessary to gather Producer's Gas and redeliver said Gas to the Redelivery Point(s) set forth on Exhibit E, as may be amended from time to time.

         D. Should Producer decline the proposal as set forth above, Gatherer shall not be obligated to make any such connection, and Producer may require Gatherer to release such well(s) from the Agreement, but only as to the formation in which such well was originally completed at the time Gatherer determined the connection to be uneconomic.

         E. Except for the wells to be connected to the Initial Facilities, in the event Producer desires Gatherer to connect a group or pod of wells to Gatherer's Facilities which wells, in Gatherer's sole opinion, would not constitute an economic connection, Gatherer shall be under no obligation to connect any such wells, or to accept any Gas therefrom. In the event Gatherer deems the connection of a group of wells to be uneconomic such that Gatherer declines to connect such wells, Producer may construct its own field system connecting such wells and may thereafter connect such facilities to Gatherer's Facilities. In recognition of the fact that the services required by Gatherer shall be reduced as a result of Producer's connection, Gatherer's fees for the services to be provided by Gatherer to complete the gathering of such Gas shall be appropriately reduced.. In setting these fees, the Parties shall take into consideration the breakdown of fees set forth in Article IV.

         F. The term "connect" as used in this Agreement means that Gatherer shall take custody of Producer's Gas at the Point(s) of Delivery of each well to be connected to Gatherer's Facilities and shall install such facilities as are necessary to gather the Gas produced from each such well to a Wellhead Metering Facility ("WMF") at which the Gas from each well shall be metered, and from each WMF to the Redelivery Points specified on Exhibit E. Downstream of each WMF, Gatherer shall install an electronic flow meter to be used for payment, nominations and imbalance calculations under this Agreement ("Master Meter").

                                   ARTICLE III
                          QUANTITY AND DELIVERY OF GAS

         A. The Parties agree that certain acreage as described on Exhibit C is dedicated for redelivery to Western Gas Resources, Inc. ("WGR") under separate agreement. Gatherer agrees to gather up to 11.0 MMcfd from the WGR acreage dedication and redeliver said Gas to the interconnect with WGR as described on Exhibit E. All Gas in excess of 11.0 MMcfd gathered from the WGR acreage dedication may be gathered and redelivered to any of the proposed Redelivery Points as described on Exhibit E or any redelivery points that may be added to Exhibit E from time to time as mutually selected by the Parties if such Gas is released from dedication by WGR. Gas from the remaining Subject Lands may be gathered and delivered to any of the proposed redelivery points as mutually selected by the Parties.

         B. Producer represents that the Gas to be gathered and redelivered shall be delivered to Gatherer in conformance with the specifications and conditions set forth in the Appendix, including Gatherer's Gas quality specifications.

                                   ARTICLE IV
                            SERVICE RATES AND CHARGES

         A. Gatherer shall gather and redeliver Producer's Gas and Producer agrees to pay a gathering fee for redelivery to the interconnect with WGR as described on Exhibit E. The total gathering fee shall be ******** per Mcf as measured at each Master Meter until such time as additional redelivery points other than WGR are available. This gathering fee is comprised of: (i) a fee of ******** per Mcf for gathering service from the wellheads to and through the WMF as measured at the Master Meter; and (ii) a fee of ******** per Mcf for service from the WMF to the WGR Redelivery Point as described on Exhibit E as measured at the Master Meter.

         1. Upon completion of an interconnect with a proposed redelivery point described on Exhibit E, Producer agrees to pay a total gathering fee of ******** per Mcf as measured at each Master Meter other than the WGR acreage dedication Points of Delivery which shall continue to be charged the******** gathering fee. This gathering fee is comprised of: (i) a fee of ******** per Mcf for service from the wellheads to and through the WMF as measured at the Master Meter; and (ii) a fee of ******** per Mcf for service from the WMF to the proposed Redelivery Points as described on Exhibit E as measured at the Master Meter.

******        This portion of the agreement has been omitted pursuant to a confidential treatment request that has been filed with the Securities and Exchange Commission.

         2. For any WGR acreage dedication Gas in excess of 11.0 MMcfd requiring additional capital expenditure by Gatherer, the Parties shall negotiate a mutually agreeable gathering fee.

         3. For Gas in excess of 11.0 MMcfd that is released from dedication by WGR and redelivered to any of the proposed Redelivery Points, Producer agrees to pay a total gathering fee of ******** per Mcf as set forth above.

         B. After completion of the Initial Facilities, the total Monthly gathering fee paid by Producer shall not be less than ******** for the first Accounting Period, not less than ******** for the second Accounting Period and not less than ******** for the next fifty-eight (58) Accounting Periods ("Minimum Payments") regardless of the volumes actually delivered to Gatherer. Should the product of the. actual Monthly volumes as measured at the Master Meter(s) multiplied by the appropriate gathering fees as set forth in Paragraph A of this Article IV be less than the Minimum Payment, Gatherer shall invoice Producer for the remaining balance, payment of which shall be due as provided in
Article VI. Should the product of the actual Monthly volumes as measured at the Master Meter(s) multiplied by the appropriate gathering fees as set forth in Paragraph A above be more than the Minimum Payment, Gatherer shall invoice Producer for the actual Mcf's delivered multiplied by the appropriate gathering fee set forth in Paragraph A above, payment of which shall be due as provided in
Article VI. The Minimum Payment shall be subject to reduction in the event Gatherer refuses to accept Gas tendered from Producer which otherwise meets the specifications of this Agreement, or in the event of a force majeure affecting Gatherer's facilities which impairs Gatherer's ability to accept Producer's Gas. No Minimum Payment shall apply during any such Month during which Gatherer's refusal to accept Gas tendered or Gatherer's force majeure is the cause of Producer's failure to meet the Minimum Payment.

         1 .   "Initial Facilities" shall be the facilities necessary for
Gatherer to gather Gas produced from the Points of Delivery in the Swanson, Jim Wolff (should Producer finalize the purchase of such acreage), Harry Wolff, Hemela and Rourke acreage as described on Exhibit D and redeliver said Gas to the interconnect with WGR as described on Exhibit E. Gatherer shall use commercially reasonable efforts to complete the Initial Facilities on or before April 1, 1999.

         C. In addition to the foregoing, and not in limitation thereof, the following additional fees and charges shall be applicable:

              1. Producer shall reimburse Gatherer for the actual tap fee, measurement costs and any associated costs relating to the interconnect between Gatherer's Facilities and the Redelivery Point(s). Said reimbursement shall be based on Producer's maximum volume requirements at each interconnect as provided to Gatherer by Producer in writing. Gatherer shall use reasonable efforts to minimize all costs associated with said interconnects.

              2. An alternative power/fuel source fee, in the event any of Producer's Gas flows through a compression facility or facilities powered by electrical power, or any fuel or power source other than Gas being delivered into Gatherer's Facilities, equal to Producer's allocable portion of the power or alternative fuel costs necessary to operate such facility or facilities. Such costs shall be allocated to each Point of Delivery by multiplying the total power and fuel cost of each compression facility for an Accounting Period by a fraction, the numerator of which shall be the volume of Gas flowing through the facility attributable to the particular Point(s) of Delivery and the denominator of which shall be the total volume of Gas flowing through such facilities. Gatherer shall charge Producer, on a Monthly basis, the resultant product.

              3. If treating of the Gas is required, Producer and Gatherer shall negotiate a mutually agreeable treating fee.

              4. Beginning April 1, 2004, the fees described in Paragraph A of this Article IV shall be escalated pursuant to changes reflected by the Producer Price Index, using as a base such Index as it exists on January 1, 2004 as the basis for such adjustment. Escalation of the fees set forth in Paragraph A above shall occur annually (on January 1 of each year) pursuant to adjustments reflected in the Producer Price Index. In the event the Producer Price Index is discontinued or modified, an index most similar to the Producer Price Index shall thereafter be used. However, in no event shall the ******** fee described in Paragraph A of this Article IV be greater than ******** per Mcf and the ******** fee described in Paragraph A above be greater than ******** per Mcf.

                                    ARTICLE V
                         NOMINATIONS AND DELIVERY TERMS

         A. Gas to be delivered by Producer shall be nominated upon terms and conditions to be agreed upon by the Parties consistent with the requirements of downstream pipelines. Nominations shall be submitted in writing via facsimile using the Nomination form attached hereto as the "Nomination Schedule". Producer shall submit the total volume to be nominated from all Point(s) of Delivery at least five (5) working Days prior to the first Day of each Month. Unless required earlier to allow the Parties to meet downstream nomination requirements, nominations of specified volumes to downstream pipeline(s) shall be submitted at least one (1) Day prior to the nomination deadline of the downstream pipeline(s) pursuant to Gas Industry Standards Board ("GISB") standards. Producer shall give at least twenty-four (24) hours notice of nomination changes. Producer's nominations shall be confirmed or rejected within twenty-four (24) hours of receipts Nominations shall not be rejected without cause. Producer shall use its best efforts to maintain uniform hourly rates of delivery at all Points of Delivery hereunder to the extent practicable. Gas shall be measured at the Master Meters and shall meet the specifications as set forth on the Appendix or as provided by the downstream pipeline.

         B. To aid Producer in preparation of its Nominations, Gatherer shall from time to time as Producer may reasonably request, provide Producer with its best, good faith estimate of the amount of Pipeline Loss and Fuel Gas anticipated to occur from the Points of Delivery to the Redelivery Point(s).

******        This portion of the agreement has been omitted pursuant to a confidential treatment request that has been filed with the Securities and Exchange Commission.

         C. In addition to its nominations for deliveries to Gatherer at the Point(s) of Delivery, Producer shall also submit to Gatherer nominations for delivery to the Redelivery Point(s) as set forth on the Nomination Schedule based upon Gatherer's estimate of Fuel Gas and Pipeline Loss. Such nominations at the Redelivery Point(s) shall be consistent with those issued by Producer to. each pipeline company accepting Producer's Gas at each respective Redelivery Point. Recognizing that operating conditions may from time to time result in actual deliveries by Producer at the Point(s) of Delivery or the Redelivery Point(s) in amounts greater or less than those so nominated, the following procedures, rights and obligations shall apply:

              1. Gatherer shall attempt to verify that the amounts nominated by Producer to Gatherer hereunder as reflected on the Nomination Schedule and nominated to the pipeline company accepting Producer's Gas at the Redelivery Point(s) are consistent. Producer and Gatherer shall communicate and cooperate to insure that any discrepancy in those nominations shall be promptly reported to each other and the pipeline company accepting Producer's Gas at the Redelivery Point(s).

              2. Gatherer shall operate its Facilities in order to accept and redeliver Gas hereunder in such a way as to maintain balance on its Facilities as between receipts and redeliveries of Gas subject to the Agreement as closely as possible. Gatherer shall have the right to refuse to accept volumes if Producer's deliveries exceed its nominations, or to refuse to confirm nominations if nominations exceed deliveries. Nothing herein shall be construed to require Gatherer to deliver Gas to any Redelivery Point(s) in excess of that actually received by Gatherer from Producer at the applicable Point(s) of Delivery.

              3. Gatherer shall include in its Monthly statement of Producer's metered volumes at each WMF, Producer's allocated share of the Gas metered at each Master Meter, Fuel Gas, Pipeline Loss on Gatherer's Facilities, and the Gas allocated to Producer at each Redelivery Point. The difference between the sum of Producer's allocated share of Gas metered at each Master Meter and the sum of the Gas allocated to Producer at each Redelivery Point, less Pipeline Loss and Fuel Gas shall constitute Producer's imbalance on Gatherer's Facilities. The Parties shall endeavor to balance Thermally Equivalent volumes of Gas received and redelivered for Producer as nearly as feasible. Gatherer and Producer shall cooperate to eliminate any cumulative imbalance as soon as is practicable after the Monthly accounting of the cumulative imbalance. If Gatherer has received less Gas than it has credited to Producer at the Redelivery Points, then Producer shall increase deliveries to Gatherer or decrease nominations in order to eliminate such imbalances. If Gatherer has received more Gas than has been credited to Producer at the Redelivery Points, then Producer shall decrease deliveries to Gatherer or nominate increased volumes in order to eliminate such imbalance.

              4. In recognition that Gas gathered under this Agreement is purchased from, sold to, or transported by third parties, Producer and Gatherer shall use reasonable efforts to cause each such third party to cooperate fully with the Parties' efforts to maintain balance on Gatherer's Facilities.

              5. If deemed necessary by the Parties, Gatherer shall use reasonable efforts to enter into Operational Balancing Agreements with downstream transporters at such Redelivery Point(s) so that Producer may be credited at such Redelivery Point(s) with its confirmed nominations for such point. Additionally, Gatherer represents that all producers who are or may be connected to the Gatherer's Facilities are or will, upon connection, be subject to provisions similar to those in subparagraphs 1 through 4 above. Gatherer agrees to enforce such provisions on a nondiscriminatory basis so as to minimize imbalances on Gatherer's Facilities and the risk of downstream imbalances for all parties whose gas is gathered by Gatherer.

              6. Gatherer shall keep accurate records of the quantities of Gas nominated and scheduled for gathering and any imbalances, which records shall be reported to Producer on a Monthly basis. If Producer's Gas is commingled with other gas at the Point(s) of Delivery, the wellhead operator shall provide Gatherer with the allocation of the Gas at such Point. If Producer's Gas is commingled with other gas at the Redelivery Point(s), Gatherer shall provide the operator of the downstream facilities at such Redelivery Point(s) with the allocation of such Gas. Such allocation shall be based upon the methodology set forth in Section 8 of the Appendix.

              7. Gatherer and Producer recognize that the primary obligation and burden of responsibility to monitor, control, adjust and maintain a concurrent balance between nominations and deliveries of Gas shall rest with Producer. Therefore, except to the extent otherwise set forth above, Gatherer does not assume, by the provisions of this section, the responsibility or obligation to monitor or adjust Producer's nominations or deliveries.

              8. Except as provided in subparagraph 9 below, Gatherer shall not be liable for any penalties and charaes incurred by Producer with any downstream pipeline to which Gatherer is delivering Producer's Gas. Producer agrees to indemnify and hold harmless Gatherer, its parents, members, subsidiaries and affiliate corporations or entities, and their respective officers, directors, employees, members and agents, and co-venturers (if any) in the performance of this Agreement, from and against any and all claims, causes of action, penalties, liabilities, damages and losses pertaining to such penalties and charges.

              9. All penalties and charges incurred by Producer with any downstream pipeline to which Gatherer is delivering Producer's Gas by reason of Gatherers failure to deliver Producer's nominated volumes which were properly delivered to Gatherer by Producer shall be the sole responsibility of Gatherer. Gatherer agrees to indemnify and hold harmless Producer, its parents, members, subsidiaries and affiliate corporations or entities, and their respective officers, directors, employees, members and agents, and co-venturers (if any) in the performance of this Agreement, from and against any and all claims, causes of action, penalties, liabilities, damages and losses pertaining to such penalties and charges.

                                   ARTICLE VI

                             STATEMENTS AND PAYMENTS

         A. On or before the fifteenth (15th) Day of each Accounting Period, Gatherer shall send to Producer a statement of charges for Gas gathering and other services rendered hereunder in the previous Accounting Period along with any Minimum Payment due Gatherer under this Agreement.

         B. Producer shall pay Gatherer by Electronic Funds Transfer to a designated bank account established by Gatherer. Payments shall be made by Producer to Gatherer within ten (10) Days from the date on which the statement is received ("Due Date") for all charges billed. Payments made by Electronic Funds Transfer shall be considered to have been made on the date when such payment of good funds is received by Gatherer. To avoid uncertainty respecting date of receipt of statements, Gatherer may fax its statement and the fax confirmation date shall be deemed the date of receipt.

         C. Should Producer fail to pay part or all of the amount of any such statement, interest thereon shall accrue on the unpaid balance at the prime rate per annum. plus two percent (2%) compounded on a quarterly basis. For purpose hereof, the prime rate shall be that rate established by BankBoston N.A. as the most favorable rate available to business customers, such rate to change upon each announced rate change; provided, that the interest rate to be applied to unpaid balances hereunder shall not exceed the maximum rate permitted under Colorado law. If such failure to pay continues thirty (30) Days after payment is due, Gatherer, in addition to any other remedy it may have may suspend further service to Producer until such amount is paid after Gatherer provides Producer with ten (10) Days prior written notice; provided, however, that if Producer in good faith disputes in writing the amount of any such statement or parts thereof and pays to Gatherer such amounts as it concedes to be correct, and at any time thereafter within thirty (30) Days of demand made by Gatherer shall furnish a good and sufficient surety bond guaranteeing payment to Gatherer of the amount ultimately found due upon such statements after a final determination, which may be reached either by Agreement or judgment of the courts as may be the case, then Gatherer shall not be entitled to suspend service on account of failure to pay such charges unless and until default be made in the conditions of such bond. If resolution of the dispute is in favor of Producer and Producer furnished a surety bond instead of paying the disputed amount, then Gatherer shall reimburse Producer for the cost of securing that surety bond. No payment by Producer of the amount of a disputed bill shall prejudice the night of either Party to claim an adjustment of the disputed statement.

         D. In the event that an error is discovered in the amount billed or paid hereunder, such error shall be adjusted within thirty (30) Days of the determination thereof, provided that claim therefor shall have been made within twenty-four (24) Months from the date of the applicable billing.

         E. Each Party shall preserve for a period of at least two (2) years on a rolling basis all test data, charts, and other similar records relating to each Accounting Period for audit purposes. After twenty-four (24) Months, all data, charts, and other similar records pertaining to a particular Accounting Period shall be presumed to be correct, unless written notice of contest is presented to Gatherer within said time period.

         F. Either Party, upon thirty (30) Days prior written notice and upon execution of a confidentiality agreement, a form of which is attached hereto as Exhibit F, shall have the right, at reasonable times during business hours, but no more frequently than once each calendar year, at its expense, to examine the books and records of the other Party to the extent necessary to audit and verify the accuracy of any statement, charge, or computation made under or pursuant to this Agreement. The scope of such audit shall be limited to the twenty-four (24) Month period prior to the Month in which such audit commences. All statements, allocations, measurements, and payments made in any period prior to the twenty-four (24) Months preceding such Month shall be conclusively deemed true and correct. The Party conducting the audit shall have six (6) Months after commencement of the audit in which to submit a written claim, with supporting detail, for adjustments.

                                   ARTICLE VII
                                     NOTICES

         A. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when delivered personally or upon receipt if deposited in the United States mail, certified mail, return receipt requested, or one (1) business Day following delivery to recognized overnight courier service, or upon transmittal by facsimile, in each such case postage or charges prepaid and addressed as follows:

                  TO:      PRODUCER:

                           PENNACO ENERGY, INC.
                           1050 Seventeenth Street, Suite 700
                           Denver, CO 80265
                           ATTN:  Marketing Department
                                  (303) 629-6700
                                  (303) 629-6800 - FAX

                  TO:      GATHERER:

                           BEAR PAW ENERGY INC.
                           370 Seventeenth Street, Suite 2750
                           Denver, Colorado 80202

                           ATTN:  Gas Supply
                                  (303) 626-8282
                                  (303) 626-8299 - FAX


                                   ARTICLE VIII

                                      TERM

         A. This Agreement shall be in full force and effect as of the Effective Date and shall continue and remain in full force and effect thereafter for the life of production from the Subject Lands.

                                    ARTICLE IX
                                SPECIAL PROVISIONS

         A. The Parties acknowledge that maximum online performance of Gatherer's Facilities is important to Producer's ability to maximize production from the Subjects Lands. In recognition thereof, Gatherer agrees to an online performance of Gatherer's Facilities of ninetyeight percent (98%) of the hours in each Month for which Producer delivers volumes of Gas to Gatherer in quantity, quality and at a pressure which do not prevent Gatherer from performing its responsibilities under the terms of this Agreement.

              One hundred percent (100%) online performance for a single compressor is considered to be seven hundred thirty (730) hours per Month. The online performance of Gatherer's Facilities shall be calculated by multiplying a fraction, the numerator of which is the aggregate runtime hours of all compressors on Gatherer's Facilities plus aggregate downtime hours for reasons listed in subparagraph A.1 of this Article IX and the denominator of which is the number of compressors multiplied by seven hundred thirty (730) hours, by one hundred
              (100) (conversion to percent).

              EXAMPLE OF ONLINE PERFORMANCE PERCENTAGE CALCULATION:

         (AGGREGATE RUNTIME HRS + EXCLUDED AGGREGATE DOWNTIME HRS) x 100
                  = Percent Runtime Number of Units x 730 hours

         1.   Online performance will be calculated EXCLUDING the following:

                  - Conditions of force majeure as defined in Section 11 of the Appendix;
                  - Conditions in Producers facilities at the Leases having the effect of substantially reducing the volumes of Gas delivered to Gatherer, or having the direct effect of disrupting the operations of Gatherer;
                  - Shutdown of Gatherer's Facilities for routine maintenance (not to exceed four (4) hours per Month per unit) or overhaul maintenance (not to exceed two (2) Days per calendar year per unit), any other prudent and necessary operation reason or for modification, expansion or replacement.

              Gatherer shall reduce Producer's gathering fee by two-tenths of one cent ($.002) for every one percent (1%) of online performance below ninety-eight percent (98%). The reduction in fees shall be calculated down to an online performance of ninety percent (90%).

         B. If Gatherer is unable to maintain online performance of ninety percent (90%) as described in Paragraph A of this Article IX for any three
(3) Months within a six (6) Month period, Producer may provide written notice of such non-performance and Gatherer shall have thirty (30) Days to remedy such non-performance. Should Gatherer fail to remedy the non-performance Producer shall have the option to purchase Gatherer's Facilities based on Gatherer's projected cash flow discounted at a fifteen percent (15%) present value over twenty (20) years. In no event shall the amount paid by Producer to Gatherer for Gatherer's Facilities be less than one hundred fifty percent (150%) of Gatherer's original book value for Gatherer's Facilities.

                                    ARTICLE X
                                  MISCELLANEOUS

         A.   Respecting certain rights of the Parties hereto:

              1. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, assigns, heirs, administrators and/or executors and shall constitute a real right and covenant running with Producer's interest in the Subject Lands covered hereby. Either Party may assign his or its right, title, and interest in, to and under this Agreement, including, without limitation, any and all renewals, extensions, amendments, and/or supplements hereto; provided, however, that no such assignment shall in any way operate to enlarge, alter, or change any right or obligation of the other Party or Parties hereto.
         No assignment shall be effective or binding until a copy of same has been furnished to the other Party.

              2. Further, this Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto shall be binding upon any purchaser of Gatherer's Facilities and upon any purchaser of Producer's interest in the Subject Lands, or any part thereof or interest therein. It is ageed that no sale of the Subject Lands, or any part thereof or interest therein, or of all or substantially all of Gatherer's Facilities, shall be made unless the purchaser thereof shall assume and agree to be bound by this Agreement insofar as the same shall affect and relate to the leases, facilities or interests so sold or conveyed. It is further agreed, however, that nothing herein contained shall in any way prevent either Party hereto from pledging or mortgaging all or any part of such Party's leases or facilities as security under any mortgage, deed of trust, or other similar lien, or from pledging this Agreement or any benefits accruing hereunder to the Party making the pledge, without the assumption of obligations hereunder by the mortgagee, pledgee or other grantee under such an instrument.

              3. Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a party hereto other than successors and assigns, or heirs, administrators or executors of the Parties hereto.

         B. Producer expressly does not by the terms of this Agreement, sell, transfer or assign unto Gatherer any title or interest whatsoever in the Subject Lands or any pipe, meters, lines or other equipment of any nature owned or used by Producer in the operation of the Subject Lands.

         C. This Agreement constitutes the entire Agreement and understanding between the Parties hereto and supersedes and renders null and void and of no further force and effect any prior understandings, negotiations or agreements between the Parties relating to the subject matter hereof, and all amendments and letter agreements in any way relating thereto. Except as provided for herein, no provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument to be executed and approved by the Parties hereto.

         D. GISB has and will continue to issue standards to which interstate pipelines must comply. To the extent that a standard affects the operation of this Agreement, Gatherer shall have the right, upon notice to Producer, to modify the terms and conditions of this Agreement to conform this Agreement to such GISB standard(s); provided, however, that no change to any commercial term of this Agreement shall be effective without Producer's consent.

         E. MEMORANDUM OF AGREEMENT: Upon execution of this Agreement, Producer agrees to execute a Memorandum of this Agreement to which shall be attached an exhibit containing a legal description of the Subject Lands, recites that the Parties have entered into this Agreement and that this Agreement provides for the dedication by Producer of the Gas produced and saved from the Subject Lands and the obligation to gather such Gas by Gatherer pursuant to the terms and conditions set forth in this Agreement, which Memorandum shall be placed of record in each county in which the leases are located.

         F. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

In witness whereof the Parties have executed this Agreement the Day and year first above written.

PRODUCER:                                   GATHERER:

PENNACO ENERGY, INC.                        BEAR PAW ENERGY INC.


By: /s/ TERRELL A. DOBKINS                  By: /s/ MICHAEL R. HENDERSON
    -------------------------------             ------------------------------
Terrell A. Dobkins                          Michael R. Henderson
Vice President - Production                 Executive Vice President

                                   EXHIBITS


         EXHIBIT A         Appendix - General Terms and Conditions

         EXHIBIT B         Subject Lands

         EXHIBIT C         Area of Mutual Interest

         EXHIBIT D         Point(s) of Delivery

         EXHIBIT E         Redelivery Point(s)

         EXHIBIT F         Confidentiality Agreement

         NOMINATION SCHEDULE

                                     EXHIBIT A

             Attached to and made a part of that certain Gas Gathering Agreement dated February 1, 1999 by and between
                           PENNACO ENERGY, INC. as Producer and
                             BEAR PAW ENERGY INC. as Gatherer


                                      APPENDIX
                           GENERAL TERMS AND CONDITIONS

1.       DEFINITIONS

         A. For the purposes of the Gas Gathering Agreement (the "AGREEMENT") to which this Appendix is attached, unless the context of the Agreement requires otherwise, the following terms and expressions used therein and in this Appendix shall be defined as follows:

         1) "ACCOUNTING PERIOD", except the initial "ACCOUNTING PERIOD", shall mean a period of one calendar month, commencing at 9:00 a.m. Central Clock Time on the first Days of each Month, and ending at 9:00 a.m. Central Clock Time on the first Days of the succeeding calendar month. The initial "ACCOUNTING PERIOD" shall commence at 9:00 a.m. Central Clock time on the date of initial deliveries of Gas hereunder, continuing for a period of consecutive calendar Days until 9:00 a.m. Central Clock Time on the first Days of the succeeding calendar month.

         2) "BTU" (British Thermal Unit) shall mean the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-eight and five-tenths degrees (58.5DEG) Fahrenheit to fifty-nine and five-tenths degrees (59.5DEG) Fahrenheit at 14.73 Psia.

         3) "CONTRACT YEAR" shall mean with relation to the first Contract Year, that period of time commencing on the date of Producer's initial delivery of Gas hereunder, and extending for the next twelve (12) consecutive calendar Months, to but not including, the first of the following calendar Month, which date shall constitute the anniversary date of this Agreement. Thereafter, each subsequent Contract Year shall mean that period of time commencing with an anniversary date of this Agreement and extending for a period of twelve (12) consecutive calendar Months to, but not including, the following anniversary date.

         4) "CUBIC FOOT OF GAS" shall mean the amount of Gas required to fill a cubic foot of space when the Gas is at a base pressure of 14.73 Psia and at a base temperature of sixty degrees (60DEG) Fahrenheit.

         5) "DAY" shall mean the 24-hour period beginning and ending at 9:00 a.m. Central Clock Time.

         6) "FUEL GAS" shall mean the actual Gas consumed in Gatherer's Facilities. Gatherer will use reasonable efforts to minimize Fuel Gas consumption.

         7) "GAS" shall mean the effluent vapor stream including all of the constituents thereof, entrained liquids as produced from a well, whether a gas well or an oil well, and including but not limited to gas produced from coal seams, delivered into Gatherer's Facilities by Producer and other producers at their respective Point(s) of Delivery.

         8) "GATHERER'S FACILITIES" shall mean the pipelines (including compression) and appurtenances constructed or acquired by Gatherer for the purpose of accepting delivery and transmitting Producer's Gas from the wellhead valve to the Redelivery Point for Gas produced from the Subject Lands.

         9) "GROSS HEATING VALUE" shall mean the total or gross Btu's obtained by the use of a recording calorimeter, chromatograph, or other method mutually agreed upon between the Parties, produced by

                                       1.A
              the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one (1.0) cubic foot at a temperature of sixty degrees (60DEG) Fahrenheit saturated with water vapor and under a pressure of 14.73 Psia with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

         10) "MCF" shall mean one thousand (1,000) cubic feet of Gas at a temperature of sixty degrees (60DEG) Fahrenheit and under a pressure of 14.73 Psia.

         11)  "MMBTU" shall mean one million (1,000,000) Btu's.

         12) "MONTH" shall mean the period beginning at 9:00 a.m. Central Clock Time on the first Days of a calendar month and ending at 9:00 a.m. Central Clock Time on the first Days of the next succeeding calendar month.

         13) "PARTY" OR "PARTIES" shall mean one or both, respectively, of the signatories to this Agreement.

         14)  "Point(s) of Delivery" shall have the meaning ascribed to it by
              Section 2 of this Appendix.

         15) "PRODUCER PRICE INDEX" shall mean the index for oil and gas field services (SIC 138) as reported by the U.S. Department of Labor. Any prices and fees provided for herein that are to be adjusted pursuant to adjustments reflected by the Producer Price Index shall only be increased, notwithstanding any decrease in Index.

         16)  "PSIA" shall mean pounds per square inch absolute.

         17)  "PSIG" shall mean pounds per square inch gauge.

         18) "PIPELINE LOSS" shall mean the volume reduction in the Gas resulting from unaccounted for losses.

2.       POINT(S) OF DELIVERY, PRESSURE AND OWNERSHIP

         A. The "Point(s) of Delivery" for all Gas delivered under the Agreement shall be at the discharge of Producer's individual wellhead valves.

         B. Producer, at its own expense, shall equip, maintain and operate all facilities to deliver Producer's Gas to Gatherer at the Point(s) of Delivery, including, but not limited to, installation and maintenance of Producer's gathering facilities and mechanical separation equipment

         C. Except as otherwise provided in the Agreement, Gatherer shall construct, maintain, own and operate all necessary facilities to accept Producer's Gas from Producer at the Point(s) of Delivery. Gatherer shall keep Gatherer's Facilities reasonably clear of obstruction.

         D. Gatherer has designed the original facilities to maintain between 0 and 2 psig of pressure at the suction of the compressor described in Article II.A of the Agreement and will similarly design facilities under
Article II.B. Provided Producer's production does not materially deviate from such design specifications, if the Monthly average suction pressure when the compressor is operating is greater than 2 psig, Gatherer shall take immediate steps to reduce said pressures and shall inform Producer of the nature of such steps. If Producer's production does materially deviate from the design specifications, Gatherer may not be able to maintain the referenced suction pressure; however, the Parties will work together to address any resulting pressure issues. Furthermore, in the event Producer determines other conditions on Gatherer's Facilities are excessively limiting production, Producer shall provide written notice to Gatherer and Gatherer shall have thirty (30) Days to provide in writing a suggested remedy to alleviate said conditions. If Gatherer's suggested remedy is unacceptable to Producer, Producer shall have the right to install the necessary facilities for remedy, at Producer's sole cost and expense.

                                       2.A

         E. Producer shall deliver Gas at the Point(s) of Delivery at a pressure sufficient to enter Gatherer's Facilities, but not to exceed the maximum allowable operating pressure ("maop") of the pipe. Gatherer shall not be obligated to redeliver the Gas at pressures which exceed 100 psig for Gas that is redelivered to Redelivery Point(s) demanding the******** gathering fee and 1,250 psig for Gas that is redelivered to Redelivery Point(s) demanding the ******** gathering fee as set forth in Article IV.A and IV.A.1 of the Agreement. Should the Parties elect to utilize only the proposed "Thunder Creek" Redelivery Point and should Gatherer's Facilities be designed to redeliver Gas at approximately 500 psig, the Parties agree to discuss reduction of the gathering fee to such Redelivery Point.

         F. As between the Parties, Producer shall be in possession and control of the Gas deliverable under the Agreement and responsible for any injury or damage caused thereby until the same shall have been delivered to Gatherer, after which delivery Gatherer shall be deemed to be in exclusive possession and control thereof and responsible for any injury or damage caused thereby.

3.       RESERVATIONS AND COVENANTS OF PRODUCER

         A. Producer, as a reasonable and prudent operator, hereby expressly reserves the following rights with respect to Producer's interest in the Subject
Lands:

              1) The right to use the Gas produced from the Leases prior to delivery to Gatherer for the following purposes:

                    a) For fuel in the drilling, development and operation of the Subject Lands from which the Gas is produced, or within the boundaries of any unit plan or operation to which any portion of the Leases may be committed, excluding, however, the use of such Gas for secondary or tertiary recovery projects;

                    b) For delivery to the lessors of the leases of the Gas if such lessors are entitled to use or take such Gas in kind under the terms of the leases and agreements associated with the Subject Lands;

                    c) For fuel in the operation of the facilities which Producer may install in order to deliver Gas hereunder in accordance with the terms hereof.

              2) The right to pool or unitize the Subject Lands (or any portion thereof) with other lands and leases so long as such action does not reduce Producer's interest in the Subject Lands. In the event of any such pooling or unitization, the Agreement will cover Producer's interest in the pool or unit and the Gas attributable thereto to the extent that such interest is derived from Producer's Subject Lands.

         B. Producer shall provide to Gatherer all necessary information whereby Gatherer can make the proper allocation herein called for or required by Gatherer's normal and customary accounting practices or required by Gatherer's normal and customary contract administration practices.

         C. Producer shall operate the Subject Leases free of any control by Gatherer, including without limitation, the right to make farmouts of any lease subject to this Agreement, and to abandon any well and surrender any lease when Producer deems the same no longer capable of producing Gas in commercial quantities under normal methods of operation. Producer shall not be required to produce any well or wells in any manner which in its sole judgment and discretion would not constitute good operating practice, nor shall Producer be obligated to drill additional wells or to deepen, repair or rework any existing wells.

4.       PRODUCER'S WARRANTIES

         A. The Parties recognize that uncertainties may exist with respect to ownership of coalbed methane gas. However, as between the Parties hereto, Producer warrants that Producer has the right to deliver said Gas and that such Gas is free from all liens and adverse claims, including liens to secure payments of production taxes, severance taxes, and

******        This portion of the agreement has been omitted pursuant to a confidential treatment request that has been filed with the Securities and Exchange Commission.

                                       3.A
other taxes. Producer agrees to indemnify Gatherer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims, whether meritorious or not, of any and all persons, firms, or corporations to said Gas or to royalties, overriding royalties, taxes, license fees, or charges thereon, resulting from actions of, by, through or under Producer. Gatherer shall be entitled to recover all costs and reasonable attorneys' fees incurred as a result of its involvement in any action or claim described herein.

5.      EASEMENTS

         A. To the extent that it may contractually or lawfully do so under its leasehold interest without impairing its own similar right, Producer hereby assigns and transfers to Gatherer any easement across the Producer's Subject Lands, and across any adjoining lands in which Producer may have an interest, for the purposes of installing, using, inspecting, repairing, operating, replacing, and/or removing Gatherer's pipe, meters, lines, and other equipment used or useful in the performance of the Agreement It is intended that any property of Gatherer placed in or upon any of such land shall remain the personal property of Gatherer, subject to removal by it upon the expiration or termination of the Agreement for any reason. Gatherer shall have a reasonable time after the expiration or termination of the Agreement to remove same. Gatherer shall indemnify and hold Producer harmless of and from any and all claims and damages for all injuries to persons, including death, or damage to property arising out of or incident to Gatherer's use of the easement hereunder transferred to the extent said claim or damage shall be the result of intentional acts of Gatherer, its employees, agents and representatives or negligence legally imputable to Gatherer, its employees, agents, and representatives.

6.       PIPELINE LOSS

         A. Gatherer agrees to use ordinary care in gathering Producer's Gas from the Point(s) of Delivery to the Redelivery Point(s) nominated. However, the Parties understand and agree that certain losses in the Gas will occur and shall be shared by and among Producer and other third parties whose gas is gathered to the Redelivery Point(s), in the proportion that each party delivers gas into Gatherer's Facilities at their respective Master Meter(s). Pipeline Loss shall be determined by subtracting the total Mcf's measured at the Redelivery Point(s) from the total Mcf's measured at all Master Meter(s) less actual Fuel Gas consumed in Gatherer's Facilities.

         EXAMPLE OF PIPELINE LOSS CALCULATION:
         (Master Meter Mcf - Actual Fuel Gas Consumed) - Redelivery Point(s) Mcf's = Pipeline Loss(/Gain)

         Pipeline Loss shall be calculated on a twelve (12) Month rolling average beginning with the first Month following initial deliveries. The twelve (12) Month rolling average Pipeline Loss for Gas shall not be greater than three percent (3%) of the Gas measured at the Master Meter(s). In the event Pipeline Loss is greater than three percent (3%), Gatherer shall pay Producer a price equal to Producer's weighted average sales price at the Redelivery Point for which Producees proportionate share of the Pipeline Loss Mcf's is in excess of three percent (3%). Said price shall be paid only for the volumes in excess of three percent (3%).

7.       GAS MEASUREMENT AND QUALITY

         A. Gatherer, at its expense, shall furnish, install, operate and maintain suitable measurement at Gatherer's WMFs and separate Master Meters downstream of the WMFs including electronic flow measurement recording devices. Each meter installed by Gatherer shall be a meter acceptable in the industry and each meter shall be installed and operated in accordance with the requirements of applicable provisions in ANSI/API 2530, "ORIFICE METERING OF NATURAL GAS" (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the Parties. Any meter installed hereunder shall be open to inspection by Producer at all reasonable times. The charts and records pertaining to measurement hereunder shall be kept on file by Gatherer for a period of two (2) years for the mutual use of the Parties. In the event any question arises as to the accuracy of the measurement, the meter or meters shall be tested upon the demand of either Party. The expense of any such special test shall be borne by the Party demanding same if the meter registration is found to be correct, and by Gatherer if found to be incorrect.

                                       4.A

         B. Producer may, at its option and sole expense, install, maintain and operate check meters and other equipment to check Gatherer's meters; provided, however, that such check meters and other equipment shall be installed by Producer so as not to interfere with the operation of any of the Gatherees Facilities. Gatherer and Producer shall have access to each other's measuring equipment at all times during business hours, but the reading, calibrating and adjustment thereof and the changing of charts shall be done only by the employees or agents of Gatherer and Producer, respectively, as to meters or check meters so installed hereunder.

         C. At least semi-annually, unless otherwise required by statute, Gatherer shall verify the calibration of all meters installed hereunder and make adjustments as necessary. Should Producer so desire, Gatherer shall give notice to Producer of the time of such calibrations sufficiently in advance of holding same in order that Producer may have its representative present. With respect to any test made hereunder, a registration within two percent (2%) of correct shall be considered correct. However, the meter or meters, when found to be incorrect, shall be adjusted to one hundred percent (100%) accuracy as soon as possible. Settlement for any period during which the meter registration deviates by more than two percent (2%) of correct shall be corrected at the rate of inaccuracy for any period of inaccuracy which is definitely known or agreed upon; but in case the period is not definitely known or agreed upon, then either for a period of fifteen (15) Days prior to the date of said test, or for a period calculated from the beginning of the Accounting Period in which the test was conducted, whichever is longer. The rate of the inaccuracy shall be estimated and agreed upon by the Parties hereto on the basis of the best available data, using the first of the following methods which is feasible:

              1) By using the registration of any check meter or meters if installed and accurately registering; or, in the absence thereof,

              2)    By calibration, test, or mathematical calculation; or

              3) By estimation based on comparison of the quantity of deliveries with deliveries during preceding periods under similar conditions when the meter was registering accurately.

         D. All fundamental constants, observations, records and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas measured hereunder, unless otherwise specified herein, shall be in accordance with the applicable provisions in ANSI/API 2530, "ORIFICE METERING OF NATURAL GAS" (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the Parties. The average local atmospheric pressure shall be assumed to be 12.7 Psia. The temperature of Gas flowing through each meter shall be determined by a recording thermometer, installed by Gatherer at its sole cost and expense to properly record the temperature of the flowing Gas, and the arithmetical average of the temperature recorded while the Gas is flowing during each meter chart interval shall be used in correcting amounts delivered hereunder to a temperature base of sixty degrees Fahrenheit (60DEGF) and to a pressure base of 12.7 pounds Psia. Should the recording thermometer malfunction, Gatherer shall assume a reasonable temperature for the period in question.

         E. Producer agrees that Gas delivered to the Redelivery Point(s) shall comply with the most stringent quality specifications of the downstream pipelines. To the extent the downstream pipelines is willing to accept non-conforming Gas, Gatherer will gather and redeliver such non-conforming Gas. To the extent the downstream pipelines will only accept a certain quantity of non-conforming Gas, Gatherer will gather and redeliver such quantities of non-conforming Gas.

         F. Gatherer may test Producer's Gas delivered hereunder for adherence to the specifications referenced above, such testing to be in accordance with generally accepted industry standards and procedures. If the Gas so delivered by Producer does not meet the specifications set forth above, Gatherer, at its option, may refuse to accept delivery of said Gas into its Facilities. If Producer shall deliver Gas to Gatherer which exceeds the maximum pressure specifications, or fails to meet the quality specifications above-referenced, Producer shall be responsible for any damages caused to Gatherer's Facilities and any other damages resulting from Producer's delivery of such non-conforming Gas. In such event, Producer shall have the right to conform Producer's Gas to the above specifications. Should Producer fail to do so, Gatherer, at its option, may elect to accept such nonconforming Gas, condition the same to conform to the above specifications and charge Producer a mutually acceptable conditioning fee. If neither Party elects to condition the Gas to conform to the above specifications, then Producer, at its option, and upon sixty (60) Days prior written notice to

                                       5.A

Gatherer, shall have the right to obtain the release of such non-conforming Gas from the Agreement, but only as to the formation from which said Gas is produced. Notwithstanding anything hereinabove to the contrary, should Gatherer elect to accept and pay for nonconforming Gas, Gatherer shall not be deemed to have waived any of its rights hereunder and shall nevertheless be entitled, at any time and from time to time, to enforce the quality provisions hereof and refuse to accept delivery of any volumes of non-conforming Gas from Producer.

         G. At least semi-annually, unless otherwise required by statute, Gatherer shall take samples from each of Producer's wells at the WMF's and have such samples analyzed by chromatograph analysis to determine the liquids content by component and the Gross Heating Value of such Gas. Gatherer shall have the right to take and analyze a spot Gas sample prior to the regularly scheduled sampling. Additionally, upon Producer's written request to Gatherer and at Producer's sole cost, risk and expense, Gatherer shall take and analyze Gas samples more frequently. All Gas samples taken hereunder shall be taken at such times that are reasonably mutually agreeable so that the sample will be representative of the Gas produced, shall be analyzed using the most current Gas Processor's Association Publications and Producer shall be permitted to be present for such sampling and permitted to take a split sample. The test samples shall be analyzed through the use of a calorimeter (acceptable to both Parties) that employs the Thomas Principle of Calorimetry described in Research Paper #519, published by the U.S. Department of Commerce or by the use of gas chromatography equipment The Gross Heating Value calculation will use the Btu values assigned to the various hydrocarbon components as adjusted and updated from time to time by Gatherer using as a base those values set forth in the most current GPA Publication 2145 in effect at the time the Gross Heating Value calculation is derived under the provisions of the Agreement Measurement shall be determined as delivered on a saturated basis or consistent with the basis applied to all producers delivering gas to Gatherer's Facilities. Gatherer shall furnish Producer advance notice of the sampling and analysis of the Gas in order that Producer may witness same. If Producer's representative is not present, Gatherer shall proceed with the taking and analysis of samples. All gas which may be delivered by third parties to Gatherer's Facilities shall be tested and the hydrocarbon content thereof determined or caused to be determined by Gatherer, using the same sampling and test methods.

         H. Measurement of the redelivered Gas will be accomplished by suitable meters installed, maintained and operated by the third party receiving pipeline company(ies). Gatherer will perform periodic analysis and joint meter tests semi-annually, unless otherwise required by statute, to insure the third party receiving pipeline company's(ies') compliance with standard industry practices. Should Gatherer be refused the right to install a check recorder on third party receiving pipeline company(ies) meter tube(s), the three percent (3%) Pipeline Loss as set forth in Section 6.A above shall be waived.

8.       ALLOCATION OF GAS

         A. The volume received at each Point of Delivery shall be allocated by multiplying the actual volumes measured at each Master Meter by a fraction, the numerator of which is the volume attributable to each particular Point of Delivery, and the denominator of which is the total volume attributable to all Points of Delivery behind each Master Meter. Further, the MMBtu's received at each Redelivery Point shall be allocated by multiplying the actual MMBtu's received at the Redelivery Point(s) by a fraction, the numerator of which is the MMBtu attributable to each particular Master Meter, and the denominator of which is the total MMBtu attributable to all Master Meters into Gatherer's Facilities.

9.       PRODUCER'S REPRESENTATIVE

         A. The Producer shall designate a representative with respect to all matters under the Agreement, including but not limited to the following:

              1)    To give and receive all notices;

              2) To make and witness any tests to be made of Producer's Gas and measuring equipment and adjustments to such equipment;

              3) To deliver the quantities of Producer's Gas deliverable hereunder;

                                       6.A

              4) To comply with the requirements, rules and regulations of any duly constituted authority having jurisdiction.

         B. Gatherer may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by said representative on behalf of Producer as fully and with the same effect as though Producer had done, performed, made or executed the same.

         C. Producer may change its representative designated above, or designate a new representative from time to time by delivery of written notice of change and designation of representative to Gatherer. The representative so designated shall have and may exercise all power and authority therein granted with like effect as though named as such representative herein in the first instance.

10.      REGULATORY BODIES

         A. The Agreement is subject to all present and future valid laws and lawful orders of all regulatory bodies now or hereafter having jurisdiction of the Parties, or either of them; and should either of the Parties, by force of such law or regulation imposed at any time during the term of the Agreement, be ordered or required to do any act inconsistent with the provisions of the Agreement, the Agreement shall continue nevertheless and shall be deemed modified to conform with the requirements of such law or regulation for that period only during which the requirements of such law or regulation are applicable. Nothing in the Agreement or this Appendix shall prohibit either Party from obtaining or seeking to obtain modification or repeal of such law or regulation or restrict either Party's right to legally contest the validity of such law or regulation, and each Party reserves the right to file with such regulatory bodies any material necessary to implement the terms of the Agreement and this Appendix as they existed prior to the modification.

11.      FORCE MAJEURE

         A. Except for Gatherer's and Producees respective obligations to make proper settlement, accounting and distribution of proceeds to all interest owners as provided above for Gas delivered to and gathered by Gatherer under the Agreement, in the event either Gatherer or Producer is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in the Agreement, then upon such Party giving notice and full particulars (including all supporting documentation) of such event as soon as practicable after the occurrence thereof, the obligations of both Parties shall be suspended to the extent and for the period of such force majeure provided that the Party claiming an event of force majeure shall make all reasonable attempts to remedy the same with all reasonable dispatch.

         B. The term "FORCE MAJEURE", as used herein, shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrest and restraint of rulers or people, interruptions by government or court orders, necessity for compliance with any present and future valid orders of court, or any law, statute, ordinance or regulation promulgated by any governmental or regulatory authority having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, partial or entire failure of Gas supply, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the shutting in of facilities for the making of repairs, alterations or maintenance to wells, pipelines or plants, the interruption or suspension of the receipt of Gas deliveries hereunder by Gatherer due to the declaration of force majeure by third-party transporters, or any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure.

         C. Neither Party shall be entitled to the benefit of the provisions of this Section 11 under either or both of the following circumstances:

               1) To the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch; or,


                                       7.A

              2) If the failure was caused by lack of funds, or with respect to the payment of any amount or amounts then due hereunder.

         D. Settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the duty that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the Parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

         E. If volumes of Producer's Gas are destroyed by an event of force majeure while in Gatherer's possession, the obligations of both Parties under this Agreement shall terminate with respect to the volumes lost but Gatherer shall make all reasonable efforts to minimize such lost volumes.

12.      DEFAULTS

         A. It is covenanted and agreed that if either Party shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of the Agreement or this Appendix, in addition to its other rights and remedies, the other Party may terminate the Agreement by proceeding as follows:

              1) The Party not in default shall cause a written notice to be served on the other Party in default, stating specifically the cause for terminating the Agreement, and declaring it to be the intention of the Party giving notice to terminate the same; thereupon, the Party in default shall have thirty (30) Days after the service of the aforesaid notice in which to commence to remedy or remove the cause or causes stated in the notice for terminating the Agreement. If within said thirty (30) Days the Party in default fails to commence the steps necessary to remove and remedy said cause or causes, or fully indemnifies the Party not in default for any and all consequences of such breach, then such notice shall be withdrawn and the Agreement shall continue in full force and effect

              2) In case the Party in default does not commence steps necessary to remedy and remove the cause or causes, or does not indemnify the Party giving the notice for any and all consequences of such breach, within said period of thirty (30) Days, then the Agreement shall become null and void from and after the expiration of said period. Termination of the Agreement shall not preclude the non-defaulting Party from pursuing all of its rights, claims and demands or other relief from the defaulting Party.

         B. No waiver by either Producer or Gatherer of any default of the other under the Agreement shall operate as a waiver of any future default, whether of like or different character or nature, nor shall any failure to exercise any right hereunder be considered as a waiver of such right in the future.

13.      UNECONOMIC WELL CONNECTIONS

         A. In the event Gas volumes available for delivery from any group or pod of Producer's Wells hereunder become uneconomic to Gatherer in the exercise of Gatherer's reasonable judgment, Gatherer agrees to release from dedication to this Agreement the affected wells and the lease(s) to the extent of the drilling and spacing unit(s) corresponding to such wells and/or lease(s). Alternatively, Producer may nonetheless maintain the connection to Gatherer's facilities provided the Parties agree upon the fees for the Gatherer's services to be provided. In setting these fees, the Parties shall take into consideration the breakdown of fees set forth in Article IV.


14.      UNECONOMIC OPERATION OF GATHERER'S FACILITIES

         A. If, in the opinion of Gatherer, any part of Gatherer's Facilities is or becomes uneconomic to operate due to its volume, quality, governmental regulation or any other cause, upon ninety (90) Days advance written notice to Producer, Gatherer may either modify or suspend operations thereof, in which case Gatherer shall not be obligated to take delivery of all or any portion of the Gas from Producer's Wells, so long as such condition exists. For the purposes hereof,

                                       8.A

"UNECONOMIC OPERATION" shall be defined as circumstances under which Gatherer's revenues from any part of Gatherer's Facilities is insufficient to offset actual operating costs thereof.

15.      LITIGATION - ATTORNEYS' FEES

         A. In the event litigation arising out of the Agreement should be initiated by any Party hereto, the prevailing Party, after the entry of a final non-appealable order, shall be entitled to recover from the other Party, as a part of said judgment, all court costs, fees and expenses of such litigation, including reasonable aftomeys' fees.

16.      DAMAGES

         A. Except as otherwise provided herein, whether or not occasioned by a default or other breach of the Agreement, neither Party shall be liable to the other for special, exemplary, or consequential damages, except as to third-party claims, pursuant to the indemnification provisions of the Agreement or this Appendix.

17.      GENERAL

         A. The Parties hereto assume full responsibility and liability for the maintenance and operation of their respective properties and agree to indemnify and save harmless the other Party from all liability and expense on account of any damages, claims or actions arising from any act or accident in connection with the installation, presence, maintenance or operation of the property or equipment of the indemnifying Party.

         B. Producer agrees that Gatherer, its successors and assigns, shall have the right, but not the obligation, at any time to redeem for Producer, its successors and assigns, or other interest owners by payment of any taxes, deeds of trust, judgments or other liens on the Subject Leases described in Exhibit "B" hereto, on Producer's Gas reserves or the production therefrom, in the event of default of payment by Producer or other interest owners, and be subrogated to the rights of the holder or holders thereof.

         C. Upon consent of Gatherer, the Agreement may be ratified and adopted by any owner of an interest in the Subject Lands, or any leases with which the Subject Lands may be pooled or unitized, by execution and delivery to Gatherer of a separate written instrument ratifying and adopting the Agreement insofar as said owner's interest in any such lands or leases is concemed, all the terms and provisions of the Agreement shall be binding upon such interest owner. In addition, upon Gatherer's request, Producer shall use reasonable efforts to encourage each interest owner in the Leases to execute and deliver to Gatherer a ratification of the Agreement.

         D. Each party executing or ratifying the Agreement makes and enters into the Agreement severally and not jointly with other parties, and they are not acting as partners, joint venturers, or otherwise jointly in this transaction, and nothing herein contained or provided shall operate to create, or be construed as creating, any such relationship. lt is expressly provided that there shall never be any joint liability against the Parties designated herein as Producer and that no single party shall be liable for the acts or omissions of any other single party and any other gathering agreement entered into with Gatherer shall be deemed to be a separate agreement.

         E. The Parties agree that they will maintain the Agreement, and all parts and contents thereof, in strict confidence, and that except for their direct consultants (i.e., attorneys, accountants, bankers) or other working interest owners for whom operator is marketing their pro rata share of production or prospective purchasers of Producer's assets, all of whom agree to be bound by this confidentiality provision, Producer and Gatherer will not cause or permit disclosure of same to any third party without the express written consent of the other Party; provided however, that disclosure by a Party is permitted in the event and to the extent:

              1) disclosing Party is required by a court or agency exercising jurisdiction over the subject matter thereof, by order or by regulation or law, to disclose; provided that in the event either Party becomes aware of a judicial or administrative proceeding that has resulted or may result in such an order requiring disclosure, it shall (i) so notify the other Party immediately (ii) utilize all reasonably available means to limit the scope of the order or regulation requiring

                                       9.A
                    disclosure, and (iii) take all actions reasonably necessary to prevent disclosure to the public as a result of disclosure to the court or administrative body,

              2) disclosure is necessary to obtain transportation of the Gas covered by the Agreement, or

              3) disclosure is required in the course of routine audit procedures.

              4) disclosure is made for a press release which is required to advise the public of the existence of the Agreement without reference to specific terms hereof other than the location and potential Gas volumes.

Any such disclosure shall be made upon the condition that the recipient shall in turn hold such information confidential from further disclosure.

         F. The Equal Employment Opportunity Clause required under Executive Order No. 11246, the affirmative action commitment for disabled veterans and veterans of the Vietnam Era, set forth in 41 CFR 60-250.4, the affirmative action clause for handicapped workers, set forth in CFR 650-741.4, and the related regulations of the Secretary of Labor, 41 CFR Chapter 60, are incorporated by reference in the Agreement. By accepting the Agreement, Producer certifies that it complies with the authorities cited above and that it does not maintain segregated facilities or permit its employees to perform services at locations where segregated facilities are maintained, as required by 41 CFR 60.1.8.


                      END OF GENERAL TERMS AND CONDITIONS

                                       10.A